EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of C&D TECHNOLOGIES, INC. and Subsidiaries (formerly Charter Power Systems, Inc.) on Forms S-8 (Registration Nos. 33-31978, 33-71390, 33-86672, 333-17979 and
333-38891) and Form S-3 (Registration No. 333-38893) of our report dated June 19, 1998 on our audits of the statements of net assets available for benefits of the C&D Technologies Savings Plan as of December 31, 1997 and 1996 and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this Annual Report on Form 11-K.



COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 25, 1998